Exhibit 99.6
AMENDMENT NO. 5
TO THE
ALLETE AND AFFILIATED COMPANIES
RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF NOVEMBER 1, 2018

Pursuant to the authority retained by ALLETE, Inc. (the "Plan Sponsor") in Section 14.1 of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan (the "Plan"), the Plan Sponsor hereby amends the Plan in the following respects:

1. Section 4.4 Allocations shall be amended by inserting a new subsection (c)(11), to read as follows:

(11) Notwithstanding anything in this Plan to the contrary, for the Plan Year ending December 31, 2019, in order to satisfy the non-discrimination requirements applicable to the ESOP portion of the Plan, the Plan shall provide an additional Partnership Allocation necessary to satisfy such non-discrimination requirements. Such additional Partnership Allocation shall be made in the form of Company Stock and shall be allocated to the two non-highly compensated employees of the Company with the lowest amount of Periodic Pay for the 2019 Plan Year, who are Group I, Group II, or Group III Participants, and who have not terminated employment with the Company as of December 31, 2019. The amount of such additional Partnership Allocation shall be 31.20% of Periodic Pay for the 2019 Plan Year for such two employees. The two non-highly compensated employees entitled to the additional Partnership Allocation under this Section 4.4(c)(11) shall be entitled to such additional Partnership Allocation for the 2019 Plan Year, without regard to any eligibility or accrual requirements that would otherwise apply under the Plan. However, for all subsequent Plan Years, all eligibility and accrual requirements otherwise required under the Plan shall apply, without regard to this Section 4.4(c)(11).

2. This Amendment No. 5 shall be effective as of January 1, 2019, unless otherwise noted.

ALLETE, INC.

By:____________________________________

Its:____________________________________

Dated:_________________________________